Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARBINET-THEXCHANGE, INC.

The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation (the “Certificate”) of Arbinet-thexchange, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Arbinet-thexchange, Inc. (the “Corporation”).

SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on May 29, 2003.

THIRD: That Article FOURTH, Section (A) of the Certificate is hereby amended to insert the following as the first sentence of Article FOURTH, Section (A):

“That on November 30, 2004 (the “Effective Time”), a one-for-16 reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each 16 shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time. No fractional shares of common stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the common stock as determined by the Board of Directors of the Corporation.”

FOURTH: That Article FOURTH, Section (C)(4)(a) of the Certificate is hereby amended to read, in its entirety, as follows:

“(a) Right to Convert. Subject to the provisions relating to automatic conversion set forth in subsection 4(b) below, each share of Series A-1 Stock, Series C Stock, Series C-1 Stock, Series D Stock, Series D-1 Stock, Series E Stock and Series E-1 Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Preferred Stock Issue Price for such shares by the “Conversion Price” at the time in effect for such share and any accrued and unpaid dividends on any such Preferred Stock shall be similarly converted into fully paid and non-assessable shares of Common Stock as determined by dividing the amount of such dividends by the same Conversion Price. Except as provided in the following sentence, the initial Conversion Price per share for shares of Convertible Preferred Stock shall be the Original Preferred Stock Issue Price thereof; provided, however, that such Conversion Price shall be subject to adjustment as provided hereinafter; provided, further, that notwithstanding anything herein to the contrary, for purposes of calculating an entitlement to and the magnitude of an antidilution adjustment under subsection 4(d) hereof, the initial Conversion Price for shares of the Series C Stock and Series C-1 Stock shall be $2.5416 (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events from and after July 3, 2001). Notwithstanding the foregoing, the accrued and unpaid dividends on any such Preferred Stock shall not be converted into shares of Common Stock upon an optional conversion by a holder pursuant to this Section C.4.(a) at any time when the Corporation has a Registration Statement on file with the Securities and Exchange Commission and such Registration Statement relates to the Corporation’s initial public offering of its Common Stock.”

FIFTH: That Article FOURTH, Section (C)(4)(d)(i)(4) of the Certificate is hereby amended to read, in its entirety, as follows:

“(4) “Additional Common Stock” shall mean all Common Stock issued (or, pursuant to subsection 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than Common Stock issued or issuable:

(A) upon conversion of the Convertible Securities;

(B) to officers, directors, employees, advisors and consultants of the Corporation pursuant to stock, option and employee purchase plans or arrangements approved by the Board of Directors, up to a maximum of 59,014,933 shares of Common Stock (as such number may be appropriately adjusted for stock splits, stock combinations, stock dividends, recapitalizations, reclassifications and the like);

(C) 2,719,848 shares of Common Stock and 6,146,098 shares of Preferred Stock, in each case issuable pursuant to outstanding warrants (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events from and after the date of issuance of such warrants);

(D) securities of the Corporation issued pursuant to the bona fide acquisition of another corporation by the Corporation or by another corporation of the Corporation whether by merger, consolidation, purchase or sale of substantially all of the assets or securities, exchange of securities or other reorganization whereby the Corporation owns not less than fifty-one percent (51%) of the voting power of such other corporation or such other corporation owns not less than fifty-one percent (51%) of the voting power of the Corporation;

(E) shares of Common Stock or Preferred Stock issued in connection with lease lines, bank financing or other similar financing transactions that are approved by the Board of Directors;

(F) securities of the Corporation offered to the public pursuant to a bona fide public offering;

(G) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Corporation;

(H) for which adjustment of the Conversion Price of the Convertible Preferred Stock is made pursuant to subsection 4(e);

(I) in connection with the issuance of up to 43,000,000 shares of Series E-1 Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events from and after the date of issuance); or

(J) as a result of the adjudication (or other form of dispute resolution) or settlement of pending or threatened litigation for the issuance of shares of the Corporation’s capital stock, approved by (i) a majority of the Board of Directors, including the approval of at least two (2) members of the Board of Directors designated by EnerTech (collectively, the “Requisite Directors”), or (ii) a committee of the Board of Directors duly approved by the Requisite Directors to which authority to settle the pending or threatened litigation has been delegated.”

SIXTH: That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation this 29th day of November, 2004.

By:	/s/ J. Curt Hockemeier
J. Curt Hockemeier
President and Chief Executive Officer